Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

NEW ROME BANCORP, INC. ANNOUNCES THE CONCLUSION OF THE

SUBSCRIPTION AND COMMUNITY OFFERING PORTION OF THE SECOND

STEP CONVERSION OFFERING

Rome, New York—March 16, 2005—Rome Bancorp, Inc. (NASDAQ: ROME), the holding company for The Rome Savings Bank, announced that the subscription and the direct community offering portion of the second step conversion of Rome, MHC concluded on March 15, 2005.

More than 1,400 stock orders from depositors and the public have been received. Charles M. Sprock, Chairman, President and Chief Executive Officer of the Company said, “I am pleased with the overall level of interest from the depositors and the community and am encouraged by their continued support of our organization.”

The Company and Ryan Beck & Co., Inc., (“Ryan Beck”), marketing agent for the offering, are in the process of tabulating final orders. As previously contemplated, the Company has authorized Ryan Beck to proceed with a syndicated community offering of unsold shares of common stock, expected to commence on or about March 17, 2005. Subject to market conditions, independent appraiser review and regulatory approval, Rome Bancorp, Inc. expects to sell no more than 6 million shares. This level of sales in the offering approximates a final appraised value 6% below the Maximum Offering outlined within the Prospectus dated February 11, 2005. As in the subscription and community offerings, the shares of common stock will be offered for sale at a price of $10.00 per share. The syndicated community offering will also be conducted pursuant to the Prospectus. Orders received in the subscription and community offerings will be maintained, with interest on subscribers’ funds continuing to accrue interest at the Rome Savings’ passbook savings rate until consummation of the entire offering.

The completion of the offering remains subject to (i) confirmation by RP Financial, LC., the Company’s independent appraiser, of the Company’s existing appraisal, (ii) approval and ratification of the Plan of Conversion by members of Rome, MHC (i.e. depositors of Rome Savings Bank) and stockholders of Rome Bancorp, Inc. at special meetings to be held on March 22, 2005, and (iii) receipt of final regulatory approvals of the Office of Thrift Supervision.

The Company does not expect that the syndicated community offering will delay the completion of the offering of shares of common stock. Subject to final regulatory, member and stockholder approvals, the conversion and stock offering are expected to be consummated in April 2005, and shares of New Rome Bancorp, Inc. (renamed “Rome Bancorp, Inc.”) will begin trading on the Nasdaq Stock Market under the symbol “ROMED” for a period of 20 trading days and under the symbol “ROME” thereafter.

This new release contains certain forward-looking statements about the proposed conversion and related stock offering. These include statements regarding the anticipated consummation date of the transactions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the conversion and changes in the securities markets.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.